Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated March 9, 2004 relating to the financial statements of Arbios Systems, Inc., which appears in such Registration Statement. We also consent to the reference to us under the headings "Experts" in such Registration Statement.

/s/ STONEFIELD JOSEPHSON, INC.
Stonefield Josephson, Inc.

Santa Monica, California
June 11, 2004